UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2013

MoneyGram International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-31950	16-1690064
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2828 N. Harwood Street, 15th Floor Dallas, Texas	75201
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (214) 999-7552

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On March 21, 2013, Ann Mather, a current member of the board of directors of MoneyGram International, Inc. (the “Company”), indicated her intention not to stand for re-election at the Company’s upcoming annual meeting of stockholders. Ms. Mather informed the Company that her decision is due to the time and travel requirements related to continued service on the Company’s board of directors. Ms. Mather further informed the Company that her decision not to stand for re-election is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. The Company’s Human Resources and Nominating Committee (“HRNC”) has engaged an outside search firm to assist in selecting a new member to join the board of directors, who would also serve on the Company’s Audit Committee. The HRNC intends to identify such new board candidate as soon as practicable. Regardless of timing of filling this vacancy, the Audit Committee will at all times comprise a minimum of three independent members, including a “financial expert” and members who are “financially literate,” as required by the listing requirements of the New York Stock Exchange. Ms. Mather’s term as director will continue until the Company’s 2013 annual meeting of stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONEYGRAM INTERNATIONAL, INC.

By:	/s/ W. Alexander Holmes
Name:	W. Alexander Holmes
Title:	Executive Vice President and Chief Financial Officer

Date: March 25, 2013